Exhibit 99.1

OneSpaWorld and Haymaker Announce Business Combination

Combined Company Expected to be Listed on the Nasdaq Stock Market

Leonard Fluxman and Glenn Fusfield of OneSpaWorld to Lead Combined Company

Joint Investor Conference Call Scheduled for Tomorrow, Friday, November 2, 2018 at 9 am ET

Haymaker Plans to File Investor Presentation and Post Prepared Remarks

(New York, NY) – November 1, 2018 - Haymaker Acquisition Corp. (NASDAQ: HYAC) (“Haymaker”), a publicly traded special purpose acquisition company, and OneSpaWorld (“OSW” or the “Company”), the pre-eminent global provider of health and wellness products and services onboard cruise ships and in destination resorts around the world, announced today that they, and certain other related parties, have entered into a definitive business combination agreement. Under the terms of the agreement, Haymaker and OSW will combine under a new holding company, OneSpaWorld Holdings Limited (“OSW Holdings”) which is expected to be listed on the Nasdaq Stock Market under the symbol “OSW.” OSW is being sold by Steiner Leisure Limited (“Steiner”), a portfolio company of L Catterton, the largest and most global consumer-focused private equity firm in the world.

Headquartered in Nassau, Bahamas, OSW is one of the largest health and wellness services companies in the world. OSW’s distinguished facilities and highly-trained and experienced staff offer guests a comprehensive suite of premium health, fitness, beauty, and wellness products and services onboard 161 cruise ships and at 66 destination resorts globally. For over 50 years, OSW’s leading market position has been built upon its incomparable expertise and broad suite of service offerings, proven track record of product innovation, expansive global platform for recruitment, training and logistics, and exceptional service standards.

Leonard Fluxman, Chairman of OSW, commented: “I am very excited that OSW is re-entering the public markets as a leader in global health and wellness services with an extensive track record of profitable growth and significant, visible expansion ahead. Combining with Haymaker and re-entering the public markets as a scaled, publicly-traded, pure-play operator of health and wellness facilities enhances our ability to deliver the world class service and innovation that our cruise line and resort partners have come to expect from our organization while driving long-term value creation for our shareholders.”

Highlights of the proposed transaction:

•	OSW curates and delivers an unrivaled offering of the most innovative health and wellness products, technologies and services onboard 161 cruise ships and at 66 destination resorts around the world.

•

OSW benefits from the highly dependable and predictable growth of the global cruise industry. Industry tailwinds, including significant investment and strong consumer demand, have driven 20 years of consecutive passenger growth, even through the recession of 2008, with 25+ million cruisers worldwide in 2017. Cruise Industry News projects continued momentum, with berths growing at a 5.6% CAGR, from approximately 535,000 in 2017 to 704,000 through 2022.

•

With over 80% market share in the highly attractive outsourced maritime health and wellness market, OSW is 10x the size of its closest competitor. OSW’s leading market position is the result of decades-long relationships with its cruise partners, a history of investment in infrastructure and training, and a reputation for offering passengers a best-in-class wellness experience.

•

OSW benefits from exceptional after-tax cash flow conversion. OSW maintains a unique asset-lite business model with annual capital expenditures approximating 1% of revenue, and a sustainable low cash tax rate due to a majority of its profits being earned in low-tax and no-tax jurisdictions.

•

OSW’s growth is expected from planned new ship launches by current cruise line partners, increased market share via partnerships with new cruise lines, proven, technology-enabled onboard revenue growth initiatives, continued innovation and expansion of its service and product suite, and accelerating growth of its health and wellness facility footprint at destination resorts worldwide.

•

The combined company will be led by OSW’s current management team, which operated Steiner for nearly 20 years while it was a public company. OSW’s Chairman, Leonard Fluxman, and CFO and COO, Stephen Lazarus, served as CEO and President and CFO and COO, respectively, of Steiner for more than 15 years. Mr. Fluxman, Mr. Lazarus, and the OSW’s CEO since 2016, Glenn Fusfield, lead an internally-developed senior management team with over 150 years of combined industry experience. OSW will also benefit from Haymaker’s investing and operational experience at Fortune 500 companies, particularly in the consumer and hospitality sectors.

•

OSW expects to generate approximately $535 million in revenue and over $26 million in Pro Forma Adjusted Net Income[1] in 2018. For 2019, the Company forecasts revenue of over $570 million and approximately $33 million in Pro Forma Adjusted Net Income, reflecting over 23% growth in Pro Forma Adjusted Net Income.

[1]

Pro Forma Adjusted Net Income includes interest expense Pro Forma for the capital structure at closing and incremental public company costs and excludes non-recurring expenses and amortization of intangibles. Refer to the disclaimer language at the end of this press release for more information regarding non-GAAP financial measures.

Details of the transaction:

Under the terms of the definitive business combination agreement, the transaction is valued at $948 million. The acquisition will be funded through a combination of cash in Haymaker’s trust account, borrowings, and proceeds from a common stock private placement led by premier institutional investors including Franklin Templeton and Neuberger Berman. L Catterton will retain a significant equity stake in the combined company through its investment in Steiner.

Upon the closing of the proposed transaction, OSW’s senior management will continue to serve in their current roles. Steven Heyer, CEO and Chairman of Haymaker, will assume the role of Vice Chairman. Andrew Heyer, President of Haymaker, and Marc Magliacano, a current member of Steiner’s Board of Directors and Managing Partner of L Catterton’s Flagship Buyout Fund, will serve as board members of the combined company.

Glenn Fusfield, CEO of OSW, commented: “As a global leader in health and wellness and one of the largest wellness center operators in the world, OSW has a global platform and infrastructure that provides a unique competitive advantage to manage the complexity required to service many of the largest brands in the cruise and hospitality industries. This transaction will allow OSW to continue to execute its global expansion plan, increase the strength and depth of relationships with our existing cruise partners, many of whom we have partnered with for over 20 years, as well as increase our resort spa footprint with hospitality partners.”

Steven Heyer and Andrew Heyer commented: “We believe the acquisition of OSW is perfectly aligned with our objectives. OSW is a global consumer-growth business, they are a leader in an attractive industry with very compelling financial performance and, most importantly, a significant pipeline of opportunities for growth. We expect our operational expertise in the consumer and hospitality sectors combined with the talents of the management team to enable the ongoing company to accelerate its global expansion.”

Marc Magliacano commented: “We are proud of the dramatic growth that OSW has achieved since we acquired Steiner Leisure in late 2015. Working with the OSW team, we have helped establish OSW as the undisputed global leader in the delivery of advanced and effective health and wellness services to guests in the maritime channel and have demonstrated significant success to our partners in the effort to increase wellness center revenues both on land and sea. As we re-enter the public markets as a pure-play health and wellness services operator with more capabilities and more differentiation than ever before, we are confident that OSW will continue to thrive and we look forward to participating in the Company’s future success as a significant investor.”

Charles Kantor, Neuberger Berman Portfolio Manager, commented: “As OSW maintains and grows its leading position in the global leisure market for health and wellness services, we look forward to providing our experienced public market perspectives to help further drive long-term value creation – particularly as it relates to capital allocation and corporate governance for this unique asset-lite business model.”

The respective boards of directors of both Haymaker and OSW have unanimously approved the proposed transaction. Completion of the proposed transaction is subject to approval of Haymaker stockholders and other customary closing conditions. The parties expect that the proposed transaction will be completed in early 2019.

For additional information on the proposed transaction, see Haymaker’s Current Report on Form 8-K, which will be filed promptly and can be obtained at the website of the U.S. Securities and Exchange Commission (“SEC”) at www.sec.gov.

Goldman Sachs & Co. LLC and Lazard are serving as financial advisors, Cantor Fitzgerald is serving as capital markets advisor, Goldman Sachs & Co. LLC is serving as private placement agent and DLA Piper LLP (US) and Ellenoff Grossman & Schole LLP are serving as legal advisors to Haymaker. Nomura and BofA Merrill Lynch are serving as financial advisors and capital markets advisors and Kirkland & Ellis LLP is acting as legal advisor to OSW.

Investor Conference Call Information:

OneSpaWorld and Haymaker will host a joint investor conference call to discuss the proposed transaction tomorrow, Friday, November 2, 2018 at 9:00 am ET.

Interested parties may listen to the prepared remarks call via telephone by dialing (855) 327-6837, or for international callers, (631) 891-4304. A telephone replay will be available from 12:00 pm ET on November 2, 2018 to 11:59 am ET on November 9, 2018 and can be accessed by dialing (844) 512-2921, or for international callers, (412) 317-6671 and entering replay Pin number: 10005849.

The conference call webcast, a related investor presentation with more detailed information regarding the proposed transaction and a transcript of the investor call will be available at www.haymakeracquisition.com. The investor presentation will also be furnished today to the SEC, which can be viewed at the SEC’s website at www.sec.gov.

Additional Information Posted to Website

Haymaker posted information regarding the proposed transaction, which is available at www.haymakeracquisition.com. The investor presentation will also be furnished today by Haymaker to the SEC on a current report on Form 8-K, which can be viewed at the SEC’s website at www.sec.gov.

About OSW:

Headquartered in Nassau, Bahamas, OSW is one of the largest health and wellness services companies in the world. OSW’s distinguished facilities offer guests a comprehensive suite of premium health, fitness, beauty and wellness services, treatments, and products aboard 160 cruise ships and at 66 destination resorts around the world. OSW holds the leading market position within the fast-growing international leisure market and has been built upon its exceptional service standards, expansive global recruitment, training and logistics platforms, and a history of service and product innovation that has enhanced its guests’ health, fitness, beauty, and wellness while vacationing for over 50 years.

About Haymaker:

Haymaker is a $330 million blank check company led by Steven Heyer. Haymaker was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, recapitalization, reorganization, or similar business combination with one or more target businesses. The executives of Haymaker are experienced at recognizing and quantifying the value of brands and creating strategies to reposition those brands to reach their full market potential. For more information about Haymaker, please visit www.haymakeracquisition.com.

About L Catterton:

With over $15 billion of equity capital across six fund strategies in 17 offices globally, L Catterton is the largest consumer-focused private equity firm in the world. L Catterton’s team of more than 150 investment and operating professionals partners with management teams around the world to implement strategic plans to foster growth, leveraging deep category insight, operational excellence, and a broad thought partnership network. Since 1989, the firm has made over 200 investments in leading consumer brands. L Catterton was formed through the partnership of Catterton, LVMH, and Groupe Arnault. For more information about L Catterton, please visit www.lcatterton.com.

About Neuberger Berman:

Neuberger Berman, founded in 1939, is a private, independent, employee-owned investment manager. The firm manages a range of strategies—including equity, fixed income, quantitative and multi-asset class, private equity, and hedge funds—on behalf of institutions, advisors, and individual investors globally. With offices in 20 countries, Neuberger Berman’s team is more than 2,000 professionals. For four consecutive years, the company has been named first or second in Pensions & Investments Best Places to Work in Money Management survey (among those with 1,000 employees or more). Tenured, stable and long-term in focus, the firm fosters an investment culture of fundamental research and independent thinking. It manages $315 billion in client assets as of September 30, 2018. For more information about Neuberger Berman, please visit www.nb.com.

Important Information About the Proposed Transaction and Where to Find It:

In connection with the proposed transaction, OSW Holdings intends to file a registration statement on Form S-4 (the “S-4”), which will include a prospectus with respect to OSW Holding’s securities to be issued in connection with the proposed business combination of OSW and Haymaker and a proxy statement with respect to Haymaker’s stockholder meeting to vote on the proposed transaction, with the Securities and Exchange Commission (the “SEC”). Haymaker’s stockholders and other interested persons are advised to read, when available, the S-4 and the amendments thereto and any documents incorporated by reference therein filed in connection the proposed transaction, as these materials will contain important information about OSW, Haymaker, and the proposed transaction. When available, the S-4 and other relevant materials for the proposed transaction will be mailed to stockholders of Haymaker as of a record date to be established for voting on the proposed transaction. Stockholders will also be able to obtain copies of the S-4 and other documents filed with the SEC that will be incorporated by reference therein, without charge, once available, at the SEC’s web site at www.sec.gov, or by directing a request to: Haymaker Acquisition Corp., 650 Fifth Avenue, Floor 10, New York, NY 10019.

Participants in the Solicitation:

OSW, OSW Holdings, Haymaker, and their respective directors and executive officers may be deemed participants in the solicitation of proxies from Haymaker’s stockholders with respect to the proposed transaction. A list of the names of those directors and executive officers and a description of their interests in Haymaker is contained in Haymaker’s annual report on Form 10-K for the fiscal year ended December 31, 2017, which was filed with the SEC and is available free of charge at the SEC’s web site at www.sec.gov, or by directing a request to Haymaker Acquisition Corp., 650 Fifth Avenue, Floor 10, New York, NY 10019, Attention: Christopher Bradley or Joseph Tonnos, (212) 616-9600. Additional information regarding the interests of such participants will be contained in the S-4.

OSW and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from the stockholders of Haymaker in connection with the proposed transaction. A list of the names of such directors and executive officers and information regarding their interests in the proposed transaction will be included in the S-4 when available.

Forward-Looking Statements:

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The expectations, estimates, and projections of the businesses of Haymaker, OSW and OSW Holdings may differ from their actual results and consequently, you should not rely on these forward looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, expectations with respect to future performance including projected financial information (which is not audited or reviewed by auditors) and anticipated financial impacts of the proposed transaction, the satisfaction of the closing conditions to the proposed transaction, and the timing of the completion of the proposed transaction. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside of the control of Haymaker, OSW, and OSW Holdings and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement, (2) the outcome of any legal proceedings that may be instituted against the parties following the announcement of the Business Combination Agreement and the transactions contemplated therein; (3) the inability to complete the proposed transaction, including due to failure to obtain approval of the stockholders of Haymaker or other conditions to closing in the Business Combination Agreement; (4) the occurrence of any event, change, or other circumstance that could give rise to the termination of the Business Combination Agreement or could otherwise cause the transaction to fail to close; (5) the receipt of an unsolicited offer from another party for an alternative business transaction that could interfere with the proposed transaction; (6) the inability to obtain or maintain the listing of the post-acquisition company’s common shares on Nasdaq following the proposed transaction; (7) the risk that the proposed transaction disrupts current plans and operations as a result of the announcement and consummation of the proposed transaction; (8) the ability to recognize the anticipated benefits of the proposed transaction, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably and retain its key employees; (9) costs related to the proposed transaction; (10) changes in applicable laws or regulations; (11) the demand for OSW’s and the combined company’s services together with the possibility that OSW or the combined company may be adversely affected by other economic, business, and/or competitive factors; and (12) other risks and uncertainties indicated from time to time in the proxy statement relating to the proposed transaction, including those under “Risk Factors” therein, and in Haymaker’s other filings with the SEC. Haymaker cautions that the foregoing list of factors is not exclusive. You should not place undue reliance upon any forward-looking statements, which speak only as of the date made. Haymaker, OSW, and OSW Holdings do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in their expectations or any change in events, conditions, or circumstances on which any such statement is based.

No Offer or Solicitation:

This press release shall not constitute a solicitation of a proxy, consent, or authorization with respect to any securities or in respect of the proposed transaction. This press release shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of section 10 of the Securities Act of 1933, as amended.

Non-GAAP Financial Metrics:

This Press Release includes non-GAAP financial measures for OSW which do not conform to SEC Regulation S-X in that it includes financial information (EBITDA Adjusted EBITDA, after-tax free cash flow and margin, Pro Forma Adjusted Net Income) not derived in accordance with US GAAP. Accordingly, such information and data will be adjusted and presented differently in the S-4 and Haymaker’s proxy statement to be filed with the SEC to solicit stockholder approval of the proposed transaction. OSW believe that the presentation of non-GAAP measures provides information that is useful to investors as it indicates more clearly the ability of OSW to meet capital expenditure and working capital requirements and provides an additional tool for investors to use in evaluating ongoing operating results and trends. Investors should review OSW’s audited and interim financial statements, which will be presented in the S-4 and Haymaker’s proxy statement to be filed with the SEC, and not rely on any single financial measure to evaluate their respective businesses. Other companies may calculate EBITDA, Adjusted EBITDA, after-tax free cash flow and margin, Pro Forma Adjusted Net Income, and other non-GAAP measures differently, and therefore OSW’s respective EBITDA, Adjusted EBITDA, after-tax free cash flow and margin, and other non-GAAP measures may not be directly comparable to similarly titled measures of other companies.

Contacts

ICR for Haymaker

Investors:

Allison Malkin, 203-682-8225

allison.malkin@icrinc.com

Jennifer Davis, 646-677-1813

jennifer.davis@icrinc.com

Media:

Jim Furrer, 646-677-1808

jim.furrer@icrinc.com

For L Catterton

Andi Rose / Andrew Squire

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449